Exhibit 99.1

Larry Pierce	Mindy Mills
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com

KINDER MORGAN TO SELL TERASEN UTILITY ASSETS TO FORTIS

HOUSTON, Texas, Feb. 26, 2007 — Kinder Morgan, Inc. (NYSE: KMI) today announced it has entered into a definitive agreement to sell Terasen Inc. to Fortis Inc. (TSX: FTS), a Canadian-based company with investments in regulated distribution utilities, for approximately C$3.7 billion including cash and assumed debt.  Terasen Inc.’s principal assets include Terasen Gas Inc. and Terasen Gas (Vancouver Island) Inc., comprising a large regulated distribution business that delivers natural gas and piped propane to approximately 900,000 customers in British Columbia.  The transaction is subject to certain closing conditions and regulatory approvals and is expected to close in mid 2007.  The sale does not include assets of Kinder Morgan Canada (formerly Terasen Pipelines), which is comprised primarily of refined products and crude oil pipelines that transport production from the Alberta oilsands.

“With the sale of Terasen Gas, KMI will be exiting the retail utility business, as we previously announced an agreement to sell our U.S. retail operations,” said KMI Chairman and CEO Richard D. Kinder.  “While Terasen Gas is a strong local distribution company that produces stable cash flow, our core business continues to be building and operating pipelines and terminals.  I would like to thank President Randy Jespersen and the Terasen employees for their important contributions to KMI, and I’m pleased that Fortis has indicated that it plans to retain Terasen’s management and its employees.”

The agreement to sell Terasen has been approved by the KMI board of directors and the sponsors of the company’s pending privatization transaction.  KMI expects to recognize a substantial book loss from this transaction.  Proceeds from the sale will be used to pay down debt.  TD Securities Inc. acted as financial advisor to KMI on the transaction.

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KMI — Terasen Gas Sale

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America.  It owns an interest in or operates approximately 43,000 miles of pipelines that transport primarily natural gas, crude oil, petroleum products and CO2; more than 150 terminals that store, transfer and handle products like gasoline and coal; and currently provides natural gas distribution service to over 1.1 million customers.  KMI owns the general partner interest of Kinder Morgan Energy Partners (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States.  Combined, the companies have an enterprise value of more than $35 billion.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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